Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

•	Registration Statement (Form S-8 No. 333-133882) pertaining to the Targacept, Inc. 2000 Equity Incentive Plan,

•	Registration Statement (Form S-8 No. 333-160331 and Form S-8 No.333-133881) pertaining to the Targacept, Inc. 2006 Stock Incentive Plan,

•	Registration Statement (Form S-3 No. 333-171346) of Targacept, Inc., and

•	Registration Statement (Form S-8 No. 333-185888) of Targacept, Inc;

of our reports dated March 15, 2013, with respect to the financial statements of Targacept, Inc. and the effectiveness of internal control over financial reporting of Targacept, Inc. included in this Annual Report (Form 10-K) of Targacept, Inc. for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Raleigh, North Carolina

March 15, 2013